Exhibit 99.1

Warrior Met Coal Announces Amendment and Restatement of its Asset-Based Revolving Credit Agreement

BROOKWOOD, AL — October 16, 2018 — Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) announced today that it entered into an Amended and Restated Asset-Based Revolving Credit Agreement, dated as of October 15, 2018 (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement, among other things, (i) increases the aggregate commitments available to be borrowed under the credit facility by $25.0 million to $125.0 million; (ii) extends the maturity date of the credit facility to October 15, 2023; (iii) decreases the applicable interest rate margins with respect to the loans and the applicable fees in connection with the issuance of letters of credit; and (iv) amends certain covenants and other term and provisions.

About Warrior
Warrior is a large scale, low-cost U.S. based producer and exporter of premium hard coking coal (“HCC”), operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Premium Low Volatility Free-On-Board Australia Index price. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior, please visit www.warriormetcoal.com.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com
or
For Media:
William Stanhouse, 205-554-6131
william.stanhouse@warriormetcoal.com